         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1998
                                                      REGISTRATION NO. 333-52655

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                 TO FORM S-2 ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

            INDIANA                                 AMTRAN, INC.                                   35-1617970
(STATE OR OTHER JURISDICTION OF    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                                                               IDENTIFICATION NUMBER)
                                                  ------------------------
            INDIANA                                AMERICAN TRANS AIR, INC.                         35-1305077
            INDIANA                              AMBASSADAIR TRAVEL CLUB, INC.                      35-1543699
            INDIANA                                  ATA VACATIONS, INC.                            35-1707490
            INDIANA                                    AMBER TRAVEL, INC.                           35-1764784
            INDIANA                        AMERICAN TRANS AIR TRAINING CORPORATION                  35-1751152
            INDIANA                            AMERICAN TRANS AIR EXECUJET, INC.                    35-1768031
            INDIANA                             AMBER AIR FREIGHT CORPORATION                       35-1829498
(STATE OR OTHER JURISDICTION OF    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION.)                                                                IDENTIFICATION NUMBER)

                            ------------------------

            7337 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA 46231
                                 (317) 247-4000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              MR. KENNETH K. WOLFF
                            CHIEF FINANCIAL OFFICER
                                  AMTRAN, INC.
            7337 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA 46231
                                 (317) 247-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

WILLIAM P. ROGERS, JR., ESQ.                         WILLIAM F. GORIN, ESQ.
  CRAVATH, SWAINE & MOORE                     CLEARY, GOTTLIEB, STEEN & HAMILTON
      WORLDWIDE PLAZA                                   ONE LIBERTY PLAZA
     825 EIGHTH AVENUE                               NEW YORK, NEW YORK 10006
 NEW YORK, NEW YORK 10019                                 (212) 225-2510
      (212) 474-1270

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                           PROPOSED MAXIMUM
                                                                         PROPOSED MAXIMUM     AGGREGATE
                    TITLE OF EACH CLASS                  AMOUNT TO BE     OFFERING PRICE       OFFERING           AMOUNT OF
              OF SECURITIES TO BE REGISTERED              REGISTERED       PER UNIT(1)       PRICE(1)(2)      REGISTRATION FEE(3)
Debt Securities of Amtran, Inc. (the 'Company')(5).....
Preferred Stock, without par value, of the Company(6)..
Common Stock, without par value, of the Company(7).....         (4)              (4)               (4)               (4)
Guarantees of Debt Securities, of the Guarantors (as
  defined below)(8)....................................
            Total                                       $ 88,583,694(9)        100%          $ 88,583,694(9)      $ 26,132.19(3)
                                                        $111,416,306(9)        100%          $111,416,306(9)      $ 32,868.00

                                                        (footnotes on next page)



     THE REGISTRANTS HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(footnotes from previous page)



(1) The proposed maximum offering price per unit will be determined from time to time by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder.



(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.



(3) A filing fee aggregating $26,132.19 was previously paid in connection with this registration statement relating to the registration of 4,255,000 shares of Common Stock.



(4) Not applicable pursuant to General Instruction II.D. of Form S-3.



(5) Subject to note (9) below, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000.



(6) Subject to note (9) below, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time.



(7) Subject to note (9) below, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time. Such number of shares of Common Stock includes 2,000,000 shares that may be sold by J. George Mikelsons, 400,000 shares that may be sold by certain other management shareholders of the Company, and up to 585,000 shares that may be sold by Mr. Mikelsons and such management shareholders pursuant to an underwriters' over-allotment option.



(8) Subject to note (9) below, there is being registered hereunder an indetermine principal amount of Guarantees of Debt Securities, issued by American Trans Air, Inc., Ambassadair Travel Club, Inc., ATA Vacations, Inc., Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air ExecuJet, Inc. and Amber Air Freight Corporation (collectively, the 'Guarantors'). Pursuant to Rule 457(n), no separate fee is required to be paid in respect of Guarantees of Debt Securities which are being registered concurrently.



(9) In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED AUGUST 26, 1998.



PROSPECTUS


                                  $200,000,000

                                  AMTRAN, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK


                            ------------------------

     Amtran, Inc., an Indiana corporation (the 'Company'), may issue from time to time, together or separately, (i) its debt securities (the 'Debt Securities'), (ii) shares of preferred stock, without par value, of the Company (the 'Preferred Stock'), and (iii) shares of common stock, without par value, of the Company (the 'Common Stock'), in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Debt Securities may be fully, unconditionally and irrevocably guaranteed (the 'Guarantees') on a senior, unsecured basis, by American Trans Air, Inc. ('ATA'), Ambassadair Travel Club, Inc., ATA Vacations, Inc., Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air ExecuJet, Inc. and Amber Air Freight Corporation (collectively, the 'Guarantors'). The Debt Securities and the Guarantees, the Preferred Stock and the Common Stock are referred to herein collectively as the 'Offered Securities'.



     The Offered Securities include up to 2,985,000 shares of Common Stock that may be sold from time to time by certain management shareholders (the 'Selling Shareholders'), including J. George Mikelsons (the 'Principal Selling Shareholder'). The Company would not receive any of the proceeds from the sale of such shares of Common Stock by the Selling Shareholders.



     The Offered Securities may be issued in one or more series or issuances and will be limited to $200,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.


     The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.


     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the 'Prospectus Supplement'), including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, initial offering price, maturity (which may be fixed or extendible), premium, if any, interest rate (which may be fixed or floating) or the method of calculating the payment of interest, if any, the currency in which principal, premium, if any, and interest, if any, are payable, the covenants of the Debt Securities, any redemption or sinking fund terms, any conversion or exchange provisions, the terms of any Guarantees of such Debt Securities and other specific terms; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, the dividends, if any, payable on such series of Preferred Stock, dates on which dividends shall be payable and any preference such dividends shall bear, any retirement or sinking fund provisions and any conversion or exchange provisions; (iii) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; and (iv) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.



                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

     The Offered Securities will be sold directly, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. If any agents of the Company or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See 'Plan of Distribution.'

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

             THE DATE OF THIS PROSPECTUS IS                , 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING BY OVER-ALLOTMENT, ENTERING INTO STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION.'




                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus includes 'forward-looking statements' within the meaning of various provisions of the Securities Act of 1933, as amended (the 'Securities Act') and the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Such 'forward-looking statements' can be identified by the use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'will,' 'should,' or 'anticipates' or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. All statements, other than statements of historical facts, included in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as estimated future net revenues from airline services (including charter and scheduled service), future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. See, e.g., 'The Company' and 'Risk Factors'. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other airline carriers; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences or effects on the Company or its business or operations. See 'Risk Factors' for additional discussion of certain factors that will affect whether actual future events will conform to the Company's current expectations.



                             AVAILABLE INFORMATION



     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The Company has agreed to file with the Commission the annual reports and the information, documents and other reports otherwise required pursuant to Section 13 of the Exchange Act. All such information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the website (http://www.sec.gov) maintained by the Commission and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.



     The Common Stock of the Company is traded on Nasdaq and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq National Market, 1735 K Street, N.W., Washington D.C. 20006.



     This Prospectus constitutes a part of a registration statement on Form S-3 (the 'Registration Statement') filed by the Company with the Commission under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:


        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        (b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998;

        (c) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998;


        (d)   The Company's Current Report on Form 8-K dated June 18, 1998;



        (e)   The Company's Current Report on Form 8-K dated July 7, 1998;



        (f)   The Company's Current Report on Form 8-K dated July 17, 1998; and



        (g) The description of the Company's Common Stock, without par value, set forth in the Registration Statement on Form 8-A (File No. 0-21642) filed with the Commission on April 28, 1993.



     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Offered Securities offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     This Prospectus incorporates documents by reference which are not represented herein or delivered herewith. These documents are available without charge upon written or oral request from Kenneth K. Wolff, Chief Financial Officer of the Company, at the Company's principal executive offices located at 7337 West Washington Street, Indianapolis, Indiana 46231, telephone number (317) 247-4000.


                                  THE COMPANY



     The Company (which term, unless the context otherwise requires, includes its consolidated subsidiaries) is the eleventh largest passenger airline in the United States (based on 1997 revenues) and is a leading provider of airline services in selected market segments. The Company is also the largest commercial charter airline in the United States and the largest charter provider of passenger airline services to the U.S. military, in each case based on revenues. For the year ended December 31, 1997, the revenues of the Company consisted of 47.5% scheduled service, 29.1% commercial charter service and 16.7% military charter service, with the balance derived from related travel services.


SCHEDULED SERVICE

     The Company provides scheduled service through ATA to selected destinations primarily from its gateways at Chicago-Midway, Indianapolis and Milwaukee and also provides transpacific services between the western United States and Hawaii. The Company focuses on routes where it believes it can be a leading provider of non-stop service and targets leisure and value-oriented business travelers. In the fourth quarter of 1997, according to the most recently available Department of Transportation ('DOT') statistics, the Company was the leading carrier on over 65% of its non-stop scheduled service routes and one of the top two carriers on over 95% of its non-stop scheduled service routes.

COMMERCIAL CHARTER SERVICE


     The Company is the largest commercial charter airline in the United States and provides services throughout the world, primarily to U.S., South American and European tour operators. The Company seeks to maximize the profitability of these operations by leveraging its leading market position, diverse aircraft fleet and worldwide operating capability. Management believes its commercial charter services are a predictable source of revenues and operating profits in part because its commercial charter contracts require tour operators to assume capacity, yield and fuel price risk, and also because of the Company's ability to readily re-deploy assets into favorable markets. The Company's commercial charter services are marketed and distributed through a network of domestic and international sales offices with an emphasis primarily on tour operators. The Company benefits from long-term relationships with many such operators and under its commercial charter contracts the Company provides repetitive round-trip flights for specified periods ranging from several weeks to several years.

MILITARY/GOVERNMENT CHARTER SERVICE

     The Company has provided passenger airline services to the U.S. military since 1983 and is currently the largest charter provider of these services. Management believes that because these operations are generally less seasonal than leisure travel, they have tended to have a stabilizing impact on the Company's operating margins. The U.S. government awards one year contracts for its military charter business and pre-negotiates contract prices for each type of aircraft that a carrier makes available. The Company believes that its fleet of aircraft, particularly its Boeing 757-200ERs, is well suited to the needs of the military for long-range service.

                            ------------------------






     The Company is an Indiana corporation which was organized in 1989. The Company's and each Guarantor's executive offices are located at 7337 West Washington Street, Indianapolis, Indiana 46231, and its telephone number is
(317) 247-4000.



                                 THE GUARANTORS



     In connection with an offering of Debt Securities, the Prospectus Supplement relating thereto will specify whether the Guarantors are providing Guarantees of the Debt Securities. Each of the Guarantors is a wholly owned subsidiary of the Company that provides certain airline related services. One of the Guarantors, ATA, is the Company's principal operating subsidiary and accounted for 95% of the Company's consolidated revenues in 1997. ATA provides scheduled service, and charter services throughout the world to independent tour operators, corporations and the U.S. military.



                       RATIO OF EARNINGS TO FIXED CHARGES



                                              SIX MONTHS
         YEAR ENDED DECEMBER 31,                ENDED
-----------------------------------------      JUNE 30,
1997     1996      1995     1994     1993        1998
----     -----     ----     ----     ----     ----------
1.19     -- (1)    1.60     1.32     1.24        3.76



------------



(1) Earnings were insufficient to cover fixed charges for the year ended December 31, 1996 by $40,931,218.



     The ratio of earnings to fixed charges has been computed on a total enterprise basis. Earnings represent income before the cumulative effect of accounting changes less equity in undistributed earnings of unconsolidated affiliates, plus income taxes and fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges.

                                  RISK FACTORS


     Prospective purchasers of the Offered Securities should consider carefully the following factors as well as the other information and data included in this Prospectus before purchasing Offered Securities. The Company cautions the reader, however, that this list of factors may not be exhaustive and that these or other factors could have an adverse effect on the price of the Offered Securities. This Prospectus includes 'forward-looking statements' within the meaning of various provisions of the Securities Act and the Exchange Act. Such 'forward-looking statements' can be identified by the use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'will,' 'should,' or 'anticipates' or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other airline carriers; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences or effects on the Company or its business or operations.


INDUSTRY CONDITIONS AND COMPETITION

     The Company's products and services face varying degrees of competition in diverse markets.

     COMPETITION FOR SCHEDULED SERVICES

     In scheduled service, the Company competes both against the major U.S. scheduled service airlines and, from time to time, against smaller regional or start-up airlines. Competition is generally on the basis of price, frequency, quality of service and convenience. All of the major U.S. scheduled airlines are larger and most have greater financial resources than the Company. Where the Company seeks to expand its service by adding routes or frequency, competing airlines may respond with intense price competition. In addition, when other airlines seek to establish a presence in a market, they may engage in significant price discounting. Because of its size relative to the major airlines, the Company is less able to absorb losses from these activities than many of its competitors.

     COMPETITION FOR COMMERCIAL CHARTER SERVICES

     In the commercial charter market, the Company competes both against the major U.S. scheduled airlines, as well as against small U.S. charter airlines including Sun Country and Miami Air. The Company also competes against several European and Mexican charter and scheduled airlines, many of which are larger and have substantially greater financial resources than the Company. The scheduled carriers compete for leisure travel customers with the Company's commercial charter operations in a variety of ways, including wholesaling discounted seats on scheduled flights to tour operators, promoting to travel agents prepackaged tours for sale to retail customers and selling discounted, excursion airfare-only products to the public. As a result, all charter airlines, including the Company, generally are required to compete for customers against the lowest revenue-generating seats of the scheduled airlines. During periods of dramatic fare cuts by the scheduled airlines, the Company is forced to respond competitively to these deeply discounted seats.

     The Company also competes directly against other charter airlines. In the United States, these charter airlines are smaller in size than the Company. In Europe, several charter airlines are at least as large or larger than the Company. Certain of these charter airlines are affiliates of major scheduled airlines or tour operators. As a result, in addition to greater access to financial resources, these charter airlines may have greater distribution capabilities, including, in certain cases, exclusive or preferential relationships with affiliated tour operators.

     COMPETITION FOR MILITARY/GOVERNMENT CHARTER SERVICES

     The Company competes for military and other government charters with a variety of larger and smaller U.S. airlines. The allocation of U.S. military air transportation contracts is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use to the military. The formation of competing teaming arrangements that have larger partners than those in which the Company participates, an increase by other air carriers in their commitment of aircraft to the military, or the withdrawal of the Company's current partners, could adversely affect the Company's U.S. military charter business.

LOW MARGINS AND HIGH FIXED COSTS

     The airline industry as a whole and scheduled service in particular are characterized by low gross profit margins and high fixed costs. The costs of operating each flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers or in pricing or traffic mix could, in the aggregate, have a significant effect on operating and financial results. Accordingly, a shortfall from expected revenue levels could have a significant effect on earnings.

VOLATILITY OF EARNINGS


     For the years ended December 31, 1995, 1996 and 1997, the Company had net income of $8.5 million, a net loss of $26.7 million and net income of $1.6 million, respectively. The substantial net loss in 1996 reflected a number of factors, including: (i) a significant increase in competition from larger carriers in the scheduled service markets served by the Company, (ii) the negative impact on low fare carriers resulting from unfavorable media coverage of the effects of the ValuJet accident in Florida and, to a lesser extent, the Company's own decompression incident, (iii) a significant increase in fuel costs and (iv) a federal excise tax on jet fuel that became effective on October 1, 1995. In response, the Company implemented a significant restructuring of scheduled service operations in 1996. Although the Company recorded net income for 1997 and the first six months of 1998, there can be no assurance that such profitability will continue. Moreover, because of the cyclicality of the airline industry, the Company expects that its results of operations will continue to be subject to volatility.


EFFECTS OF SEASONALITY OF BUSINESS ON THE COMPANY


     The Company's business is significantly affected by seasonal factors typically resulting in significant fluctuation in quarterly operating results. Historically, the Company has experienced reduced demand during the fourth quarter and, to a lesser extent the second quarter, as demand for leisure airline services during such periods is lower relative to other times of the year. In contrast, in 1998, the Company's results for the first two quarters were significantly stronger than it has experienced in any comparable first two quarters of any prior year. The Company believes that its results of operations for any one quarter are not necessarily indicative of the Company's annual results of operations. Moreover, in the case of 1998, the Company does not believe that the level of profitability achieved in the first six months will be maintained during the last six months of the year.


SUBSTANTIAL LEVERAGE


     At June 30, 1998, on a consolidated basis, the Company had approximately $176.5 million of indebtedness outstanding, approximately $69.7 million of which was collateralized. Total shareholders' equity of the Company on a consolidated basis as of June 30, 1998 was approximately $83.9 million. In addition, the Company has substantial obligations under operating leases for aircraft. The debt and lease obligations together represent significant financial leverage, even in the highly leveraged airline industry.

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


     The degree to which the Company is leveraged could have important consequences to holders of Offered Securities, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired;
(ii) the Company's degree of leverage and related debt service obligations, as well as its obligations under operating leases for aircraft, may make it more vulnerable than some of its competitors in a prolonged economic downturn; and
(iii) the Company's financial position may restrict its ability to exploit new business opportunities and limit its flexibility to respond to changing business conditions. The Company's competitive position may also be affected by the fact that it may be more highly leveraged than some of its competitors.


AIRCRAFT FUEL

     Because fuel costs are a significant portion of the Company's operating costs (approximately 20% for both 1996 and 1997), significant changes in fuel costs would materially affect the Company's operating results. Fuel prices continue to be impacted by, among other factors, political and economic influences that the Company cannot control. In the event of a fuel supply shortage resulting from a disruption of oil imports or other events, higher fuel prices or the curtailment of scheduled service could result. However, the Company has been able to reduce certain of the risks associated with a rise in fuel costs. For each of 1996 and 1997, approximately 50% and 53%, respectively, of the Company's total operating revenues were derived from contracts which enabled the Company to pass through increases in fuel costs, including contracts with the U.S. military. The Company is exposed to increases in fuel costs that occur within 14 days of flight time, to all increases associated with its scheduled service (other than bulk seat sales) and to increases affecting contracts that do not include fuel cost escalation provisions. The Company is also exposed to the risk that a substantial rise in fuel costs could cause a reduction in leisure travel and/or the cancellation or renegotiation of previously-booked commitments from tour operators.


EFFECTIVE CONTROL BY J. GEORGE MIKELSONS



     J. George Mikelsons, Chairman of the Board of the Company (who is also the Principal Selling Shareholder), currently owns approximately 72.6% of the Company's outstanding Common Stock, and possesses control of the Company. In the event that Mr. Mikelsons were to sell all or a substantial portion of the 2,000,000 shares of Common Stock (and any shares he may sell pursuant to an underwriters' over-allotment option) that may be sold by him hereunder, Mr. Mikelsons would still remain the Company's largest shareholder and would retain effective control of the Company. Consequently, he would continue to have the effective ability to elect all of the directors of the Company and to effect or prevent certain corporate transactions which require majority approval, including mergers, going-private transactions and other business combinations. In addition, Mr. Mikelsons has the right to require the Company to register his remaining shares of Common Stock for sale under the Securities Act.


LIQUIDITY, DEBT SERVICE AND CAPITAL EXPENDITURE REQUIREMENTS


     Although the Company, like most other airlines, generally operates with a working capital deficit, it has been able to meet its obligations as they have become due. At June 30, 1998, the Company's current assets were $177.5 million, and current liabilities were $181.9 million. In order to meet short-term cash needs, the Company maintains bank credit facilities. In July 1997, the Company amended its principal bank credit facility (as amended or modified from time to time, the 'Credit Facility') to provide a maximum of $50 million of available credit, subject to compliance with certain collateral requirements.



     The airline industry requires significant levels of continuing capital investment for aircraft engine and airframe maintenance. The Company currently expects that capital expenditures for these items for 1998 will total approximately $111 million. Such expenditures will be mainly for scheduled maintenance on the Company's aircraft. Additionally, the Company expects to incur capital expenditures in 1998 of approximately $69 million for acquisitions of additional L-1011-500s and one additional L-1011-100, hushkits for Boeing 727s and renovations of the Chicago-Midway terminal and hangar and the Indianapolis maintenance and operations center.

RESTRICTIONS UNDER FINANCING AGREEMENTS AND OPERATING LEASES


     The financing agreements relating to the Company's outstanding indebtedness impose significant operating and financial restrictions on the Company. For example, the Credit Facility is collateralized by liens on certain Company-owned Lockheed L-1011 aircraft and engines. In addition, the Credit Facility prohibits or restricts in many respects the Company's ability to incur additional indebtedness, create material liens on its assets, sell assets or engage in mergers or consolidations, redeem or repurchase the 10 1/2% Senior Notes due 2004 (the '10 1/2% Notes'), make certain investments, pay cash dividends or engage in other significant transactions.



     Under certain of such financing agreements and operating leases relating to aircraft, the Company is required to maintain compliance with certain specified covenants, restrictions, financial ratios and other financial and operating tests. The Company's ability to comply with any of the foregoing restrictions and with loan repayment provisions will depend upon its future performance, which will be subject to prevailing economic conditions and other factors, including factors beyond the control of the Company. A failure to comply with any of these obligations could result in an event of default under one or more of such financing agreements and operating leases, which could permit acceleration of the debt under such instrument and acceleration of debt under the Company's other principal financing agreements and termination of the Company's aircraft operating leases, some of which contain cross-default or cross-acceleration provisions.



HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF DEBT SECURITIES



     In the event that the Company issues Debt Securities without the benefit of the Guarantees, prospective investors of Debt Securities should carefully consider the risks associated with the Company's status as a holding company and the effective subordination of the Debt Securities resulting therefrom. As a holding company, the Company derives and will derive all of its operating income from ATA and the other Guarantors. As the Company's operations are conducted principally through ATA and also through the other Guarantors, the Company must rely on dividends and other payments from the Guarantors to provide it with the funds necessary to meet its obligations, including the payment of principal and interest on any Debt Securities issued. The Guarantors are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividend or to make any other distribution to the Company, or to otherwise pay amounts due with respect to the Debt Securities or to make funds available for such payments. The ability of the Guarantors to make such payments will be subject to, among other things, the availability of sufficient cash, and will be subject to restrictive covenants in the documents governing the Credit Facility and future debt agreements. ATA's obligations under the Credit Facility are secured by certain aircraft and engines.



     Claims of creditors of the Guarantors, including the lending banks under the Credit Facility and trade payables, will have priority as to the assets of the Guarantors over the claims of the Company and the holders of the Company's indebtedness, including the Debt Securities, except to the extent that the Guarantors have provided Guarantees of the Debt Securities. Therefore, the Debt Securities will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Guarantors, including obligations to the lending banks under the Credit Facility and trade payables.



     The Debt Securities will also be effectively subordinated to any secured indebtedness of the Company because holders of such indebtedness will have claims that are prior to the claims of the holders of the Debt Securities with respect to the assets securing such indebtedness except to the extent the Debt Securities are equally and ratably secured by such assets. The Indenture does not limit the amount of purchase money indebtedness that may be incurred by the Company to finance the cost of aircraft or aircraft related assets, and does not prohibit indebtedness incurred under the Credit Facility. Furthermore, the Indenture limits, but does not prohibit, the incurrence of certain other secured and unsecured indebtedness by the Company and the Guarantors.

EMPLOYEE RELATIONS


     The Company's flight attendants are represented by the Association of Flight Attendants ('AFA') and the cockpit crews are represented by the International Brotherhood of Teamsters ('IBT'). The current collective bargaining agreement with the AFA becomes amendable (but does not expire) in December 1998 and the current collective bargaining agreement with the IBT becomes amendable (but does not expire) in September 2000. The Company commenced negotiations with the AFA in the third quarter to amend its existing collective bargaining agreement, but there can be no assurance that there will not be work stoppages or other disruptions. The existence of a significant dispute with any sizable number of its employees could have a material adverse effect on the Company's operations.


CUSTOMERS

     The Company's largest customer during each of 1995, 1996 and 1997 was the U.S. military, accounting for approximately 10.8%, 11.2% and 16.7% respectively, of the Company's total operating revenues. In 1996 and 1997, the Company's five largest non-military customers accounted for approximately 22% and 16%, respectively, of total operating revenues, and the Company's ten largest non-military customers accounted for approximately 30% and 21% of total operating revenues for the same periods. No single non-military customer accounted for more than 10% of total operating revenues during this period.

     The Company is subject to the risk that a customer which has contracted with the Company will cancel or default on its contract or contracts and the Company will be unable to obtain other business to cover the resulting loss in revenues. If the size of the contract or contracts is significant enough, any such default or cancelation could have a material adverse effect on the Company.

RELIANCE ON TRAVEL AGENTS AND TOUR OPERATORS FOR TICKET SALES

     Approximately 71% and 75% of the Company's revenues for the years ended December 31, 1996 and 1997, respectively, were derived from tickets sold by travel agents or tour operators. Travel agents and tour operators generally have a choice between one or more airlines when booking a customer's flight. Accordingly, any effort by travel agencies or tour operators to favor another airline or to disfavor the Company could adversely impact the Company. The Company's relations with travel agencies and tour operators could be affected by, among other things, override commissions offered by other airlines, by an increase in the Company's arrangements with other distributors of its tickets or by the introduction of alternative methods of selling tickets. Although management intends to continue to offer attractive and competitive products to travel agencies and tour operators and to maintain favorable relations with travel agencies and tour operators, there can be no assurance that travel agencies or tour operators will not disfavor the Company or favor other airlines in the future.

EFFECT OF GENERAL ECONOMIC CONDITIONS

     The profitability of the Company's operations is influenced by the condition of the U.S. and European economies, including fluctuations in currency exchange rates, that may impact the demand for leisure travel and the Company's competitive pricing position. The vast majority of the Company's commercial charter and scheduled airline business is leisure travel. Because leisure travel is discretionary, the Company has historically tended to experience somewhat weaker financial results during economic downturns and other events affecting international leisure travel, such as the Persian Gulf War. Nevertheless, the Company's performance during these periods has been significantly better than that of the U.S. airline industry as a whole.

REGULATORY MATTERS

     The Company is subject to regulation by the DOT and the Federal Aviation Administration (the 'FAA') under the provisions of the Federal Aviation Act of 1958, as amended (the 'Federal Aviation Act'), and by certain other governmental agencies. The DOT regulates principally economic issues affecting air service, including, among other matters, air carrier certification and fitness, insurance, certain leasing arrangements, allocation of route rights and authorization of proposed scheduled and commercial and military charter operations, allocation of landing, departure slots in certain instances, consumer protection and competitive practices. The FAA primarily regulates flight operations, especially matters affecting air safety, including, among other matters, airworthiness requirements for each type of aircraft the Company operates and pilot and crew certification. The Company believes it is in compliance with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of the Company's DOT or FAA authorizations or certificates could have a material adverse effect upon the Company.

     In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. The Company expects to continue to incur expenditures for the purpose of complying with the FAA's noise and aging aircraft regulations.

     The Company holds several Certificates of Public Convenience and Necessity as well as other forms of authority issued by the DOT and an operating certificate issued by the FAA. Each such authority is subject to continued compliance with applicable stated rules and regulations pertaining to the airline industry, including any new rules or regulations that may be adopted in the future.


     The Company is subject to the jurisdiction of the Federal Communications Commission regarding the use of radio facilities. In addition, the Company is subject to regulation on its international flights by the Commerce Department, the Customs Service, the Immigration and Naturalization Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture. Also, while its aircraft are in foreign countries on international flights, the Company must comply with the requirements of similar authorities in such countries. The Company is also subject to compliance with standards for aircraft exhaust emissions promulgated by the Environmental Protection Agency (the 'EPA') pursuant to the Clean Air Act of 1970, as amended. The Company is also subject to regulations adopted by the various local authorities which operate the airports it serves throughout its route network, including but not limited to aircraft noise regulations and curfews. While the Company intends to maintain all appropriate government licenses and to comply with all appropriate standards, there can be no assurance that such licenses can be maintained or that such standards will not be changed in the future.



     Under the Airport Noise and Capacity Act of 1990 and related FAA regulations, the Company's aircraft must comply with certain Stage 3 noise restrictions by certain specified deadlines. These regulations require that the Company achieve a 75% Stage 3 fleet by December 31, 1998, and will prohibit the Company from operating any Stage 2 aircraft after December 31, 1999. As of December 31, 1997, 67% of the Company's fleet met Stage 3 requirements. Although the Company expects to meet future Stage 3 fleet requirements through Boeing 727-200 hushkit modifications, combined with additional future deliveries of Stage 3 aircraft, failure to meet the December 31, 1998 deadline could require the Company to ground one or more Stage 2 aircraft in order to meet the 75% threshold requirement.



     At its aircraft line maintenance facilities, the Company uses materials which are regulated as hazardous under federal, state and local law. The Company is required to maintain programs to protect the safety of its employees who use these materials and to manage and dispose of any waste generated by the use of these materials in compliance with all such laws. More generally, the Company is also subject at these facilities to federal, state and local regulations relating to protection of the environment and to discharge of materials into the environment. The Company does not expect that the costs associated with ongoing compliance with any such regulations at these facilities will have a material adverse effect upon the Company's capital expenditures, earnings or competitive position.


     Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations also have been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The

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

Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect the Company.

BONDING REQUIREMENTS

     Under current DOT regulations with respect to commercial charter transportation originating in the United States, all commercial charter airline tickets must generally be paid for in cash and all funds received from the sale of commercial charter seats (and in some cases the costs of land arrangements) must be placed into escrow by the tour operator or protected by a surety bond satisfying certain prescribed standards. Currently, the Company provides a third-party bond which is unlimited in amount in order to satisfy its obligations under these regulations. Under the terms of its bonding arrangements, the issuer of the bond has the right to terminate the bond at any time on 30 days' notice. The Company provides a $2.5 million letter of credit to secure its potential obligations to the issuer of the bond. If the bond were to be materially limited or canceled, the Company, like all other U.S. charter airlines, would be required to escrow funds to comply with the DOT requirements summarized above. Compliance with such requirements would reduce the Company's liquidity and require it to fund higher levels of working capital ranging up to $13.5 million based on 1997's peak pre-paid bookings.

INSURANCE COVERAGE


     The Company is subject to potential losses which may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also potential claims of injured passengers and others. The Company is required by the DOT to carry liability insurance on each of its aircraft. The Company currently maintains public liability insurance in the amount of $1.25 billion. Although the Company currently believes its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed or that the Company will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on the business, financial condition and results of operations of the Company, and could seriously inhibit passenger acceptance of the Company's services. The Company's insurance policies also impose certain geographic restrictions on where the Company may provide airline service.


DIVIDEND POLICY

     The Company has not paid any dividend since becoming a public company in 1993 and does not currently anticipate paying cash dividends on its Common Stock. The Company expects to retain any earnings generated from its operations for use in the Company's business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company (the 'Board') and will depend upon the Company's operating results, financial condition and capital requirements, general business conditions and such other factors as the Board deems relevant. The Company's ability to pay dividends is also limited by certain other factors, including the ability of its subsidiaries to pay dividends and make other payments to the Company and the terms of the Company's various credit facilities and debt instruments. Accordingly, there can be no assurance that the Company will pay dividends at any time in the future. Under the most restrictive of the covenants pertaining to the Company's ability to pay dividends, the maximum amount available for the payment of dividends was $5.2 million as of June 30, 1998.

POSSIBLE LIMITATION ON NOL CARRYFORWARDS

     The Company has approximately $78.6 million of net operating loss carryforwards and $3.0 million of investment and other tax credit carryforwards (as of December 31, 1997) which may, depending on the circumstances, be available to reduce U.S. federal income taxes payable by the Company in the future. However, if the Company undergoes an 'ownership change' within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the 'Code'), the Company's utilization of its net operating loss carryforwards and investment tax credit carryforwards could be subject to limitation.

     In general, an ownership change under Section 382 will occur if, over a three-year period, certain stockholders who own directly or indirectly 5% or more of the capital stock of the corporation (including the so-called 'public group') increase their percentage ownership by more than 50

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

percentage points in the aggregate. The effect on the Company of the imposition of a limitation on the use of its tax attributes in the event of an ownership change in the future would depend on a number of factors, including the profitability of the Company and the timing of the sale of certain assets, some of which factors are beyond the control of the Company. The impact on the Company of such a limitation could be materially adverse under certain circumstances. In addition, for financial reporting purposes, such an ownership change could, in certain circumstances, require the Company to reduce the amount of its deferred tax benefits, with a resulting charge to earnings.

CERTAIN ANTI-TAKEOVER PROVISIONS


     Insofar as Mr. Mikelsons who currently possesses control of the Company, and would continue to retain effective control over the Company in the event he sold all or a substantial portion of the 2,000,000 shares of Common Stock (and any shares he may sell pursuant to an underwriters' over-allotment option) that may be sold by him hereunder, the Company will not be, under most circumstances, vulnerable to a takeover without the approval of Mr. Mikelsons.



     If at any time (the 'Effective Time') Mr. Mikelsons and his Permitted Transferees (as defined in the Company's Restated Articles of Incorporation (the 'Articles')) shall no longer beneficially own in the aggregate 50% or more of the combined voting power of the outstanding stock of the Company entitled to vote generally in the election of directors, certain provisions of the Articles and By-laws of the Company will become effective that may discourage an unsolicited takeover of the Company that the Board determines would not be in the best interests of the Company and its shareholders. These provisions therefore, could potentially discourage certain attempts to acquire the Company or to remove incumbent management even if some or a majority of the Company's shareholders deemed such an attempt to be in their best interests.



     The Articles provide, among other things, that following the Effective Time, the Board will be divided into three classes serving staggered three-year terms and that directors will only be removable from office for 'cause' (as such term is used in the Articles) and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock, voting together as a single class. The Articles further provide that, following the Effective Time, in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving 'interested shareholders' (as such term is used in the Articles), such transactions must be approved by (i) 80% of the voting power of the then outstanding voting stock of the Company and (ii) a majority of the then outstanding voting stock of the Company held by 'disinterested stockholders' (as such term is used in the Articles), in each case voting together as a single class, unless, in the case of certain such transactions, the transaction is approved by the 'disinterested directors' (as such term is used in the Articles) or unless certain minimum price, form of consideration and procedural requirements are satisfied as provided by the Articles.



     Following the Effective Time, the Articles stipulate that the affirmative vote of (i) 80% of the combined voting power of the then outstanding shares of voting stock and (ii) a majority of the combined voting power of the then outstanding shares of voting stock held by the disinterested stockholders is required to amend certain provisions of the Articles, including the provisions referred to above relating to the classification of the Board, removal of directors and approval of certain mergers, business combinations and other similar transactions.


     The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to the Articles could enable a minority of the Company's shareholders to exercise veto powers over such transactions and amendments. So long as Mr. Mikelsons owns more than 20% of the combined power of the outstanding voting stock, he will be able to exercise such veto powers.


     Pursuant to the By-laws, following the Effective Time, and subject to the terms of any series of preferred stock or any other securities of the Company, openings on the Board due to vacancies or newly created directorships may, if the remaining directors fail to fill any such vacancy, be filled by the shareholders at the next annual or special meeting called for that purpose. The By-laws provide that a special meeting may only be called by the majority of the Board. Following the Effective Time, the By-laws also establish strict notice procedures, with regard to the nomination of candidates for election as directors (other than by or at the direction of the Board or a committee thereof), and with regard to other matters to be brought before an annual meeting of stockholders of the Company. See

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


'Description of Common Stock -- Certain Provisions of the Restated Articles of Incorporation and By-laws.'



FRAUDULENT TRANSFER LAWS



     Under federal or state fraudulent transfer laws, if a court of competent jurisdiction were to find, in a lawsuit by an unpaid creditor or a representative of creditors, a trustee in bankruptcy or a debtor-in-possession, that the Company issued the Debt Securities with the intent to hinder, delay or defraud present or future creditors, or received less than a reasonably equivalent value or fair consideration for any such indebtedness, and at the time of such incurrence (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured, such court could avoid the Company's obligations to the holders of the Debt Securities, subordinate the Company's obligations to the holders of the Debt Securities to all other indebtedness of the Company or take other action detrimental to the holders of the Debt Securities. In that event, there can be no assurance that any repayment of principal and accrued interest on the Debt Securities could ever be recovered by the holders of the Debt Securities. In the event that any Debt Securities are guaranteed by the Guarantors, any such Guarantee may also be subject to challenge under fraudulent transfer laws and, in any case, will be limited to amounts that any such Guarantor can guarantee without violating such laws. See 'Description of Debt Securities -- Guarantees.'



LACK OF PUBLIC MARKET FOR THE DEBT SECURITIES AND THE PREFERRED STOCK



     The Debt Securities and the Preferred Stock are, in each case, new issues of securities with no established trading market and the Company does not intend to apply for listing of the Debt Securities or the Preferred Stock, as the case may be, on any securities exchange or automated quotation system. No assurance can be given as to the development or liquidity of any trading market in the Debt Securities or the Preferred Stock. If an active market does not develop, the market price and liquidity of the Debt Securities or the Preferred Stock may be adversely affected.


YEAR 2000 TECHNOLOGY RISKS

     Until recently, many computer programs were written to store only two digits of year-related date information in order to make the storage and manipulation of such data more efficient. Programs which use two digit date fields, however, may not be able to distinguish between such years as 1900 and 2000. In some circumstances this date limitation could result in system failures or miscalculations, potentially causing disruptions of business processes or system operations. The Company is currently preparing its software systems and hardware components for operational compliance with year 2000 standards. The Company believes, based upon its assessment of year 2000 readiness, that it will be prepared to mitigate all significant risks of business and operational disruption arising from non-compliant computer components. The Company's preparedness is dependent upon the availability to the Company of a wide range of technical skills from both internal and external sources, and is also dependent upon the availability of purchased software and hardware components. The Company cannot be assured that such resources and components can be acquired in the quantities needed, or by the times needed, to successfully ensure readiness, in which case it is possible that the Company could suffer serious disruptions to business processes and operations as a consequence of system failures attributable to the year 2000 problem. Such disruptions could impair the Company's ability to operate its flight schedule, and could impose significant economic penalties on the Company by increasing the cost of operations through the temporary loss of efficiencies provided by computer software and hardware.

     In addition, the Company cannot be assured that domestic and foreign air transportation infrastructure, such as airports and air traffic control systems, will be fully compliant with year 2000 requirements by the end of 1999. A significant lack of readiness of the air transportation infrastructure to meet year 2000 standards could result in a material adverse effect on the Company's results of operations and financial condition by imposing serious limitations on the Company's ability to operate its flight schedule.

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


                                USE OF PROCEEDS



     Unless otherwise specified in the Prospectus Supplement, the Company plans to use the net proceeds, if any, received by it from the sale of the Offered Securities offered hereby (i) to support aircraft fleet expansion, which over the next 18 months is expected to consist primarily of the purchase of Lockheed L-1011-500 aircraft and engines, Boeing 727 aircraft currently leased, and hushkits for those Boeing 727 aircraft, (ii) for possible future acquisitions of related businesses, or interests therein, that could enhance the Company's competitive position, (iii) in the case of Offered Securities consisting of Common Stock, depending on the availability of advantageous alternative aircraft financing, to use a portion of such net proceeds to redeem a portion of the principal amount of the 10 1/2% Notes and (iv) for other general corporate purposes. Additional information on the use of net proceeds from the sale of the Offered Securities offered hereby will be set forth in the Prospectus Supplement relating to such Offered Securities.



     The Company will not receive any portion of any net proceeds received by the Selling Shareholders from the sale of Common Stock hereunder.



                         DESCRIPTION OF DEBT SECURITIES



     The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such series.



     The Debt Securities are to be issued under an Indenture (the 'Indenture') between the Company and the trustee named in a Prospectus Supplement (the 'Trustee'). The following statements are brief summaries of certain provisions contained in the Indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, the form of which is filed as an exhibit to the Registration Statement. Wherever any particular provisions of the Indenture or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references. References to particular sections of the Indenture are noted below. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.



GENERAL



     The Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale. The Indenture does not limit the amount of Debt Securities that can be issued thereunder. (Section 3.01)



     The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.



     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered hereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which the Debt Securities will mature (which may be fixed or extendible); (iv) the rate or rates (which may be fixed or floating) per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vi) the terms of any mandatory or optional redemption (including any provisions for any sinking, purchase or other analogous fund) and any purchase at the option of holders (including whether any such purchase may be paid in cash, Common Stock or other securities or property); (vii) the currency, currencies or currency units in which the Debt Securities shall be denominated and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable; (viii) whether such Debt Securities are to be issued in the form of Global Securities and, if so, the identity of the Depositary with respect to such Global Securities; (ix) the terms and conditions upon which conversion or exchange of the Debt Securities into other Debt Securities, Common Stock or other securities will be effected, including the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions; (x) the terms of any Guarantees of such Debt Securities; (xi) information with respect to book-entry procedures, if any;
(xii) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and (xiii) any other specific terms of the Debt Securities not inconsistent with the Indenture.



     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.



     Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the corporate trust office of the Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.



     Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. (Section 3.02) No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)



GUARANTEES



     In connection with an offering of a particular series of Debt Securities, the Prospectus Supplement relating thereto will specify whether the Guarantors are providing Guarantees with respect to such series of Debt Securities. In such event, each of the Guarantors, as primary obligors and not merely as sureties, will fully, irrevocably and unconditionally guarantee on a senior basis, to each holder of Debt Securities of such series, and to the Trustee on behalf of the holders, (i) the due and punctual payment of principal of, premium, if any, on and interest on the Debt Securities when due and payable, whether by acceleration, required repurchase, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Debt Securities, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the holders and the Trustee, in accordance with the terms of the Debt Securities of such series and the Indenture and (ii) in the case of any extension of time of payment or renewal of any Debt Security of such series or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at Stated Maturity, by acceleration, required repurchase, redemption or otherwise. (Section 13.01) Notwithstanding the foregoing, no Guarantee shall be enforceable against any Guarantor in an amount in excess of the net worth of such Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such Guarantee. Such net worth shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution.

     Each Guarantee by a Restricted Subsidiary (including the Guarantors) may provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer (including by way of merger or consolidation) to any Person that is not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock issued by, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture). In addition, if the Debt Securities of any series are entitled to the benefits of a covenant requiring the Restricted Subsidiaries to provide a guarantee of such series of Debt

Securities under certain circumstances (a 'Restricted Subsidiary Guarantee'), including without limitation upon the guarantee by such Restricted Subsidiaries of other indebtedness of the Company which ranks pari passu with or is subordinate to such series of Debt Securities, then such Restricted Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee the issuance of which triggered the requirement to provide such Restricted Subsidiary Guarantee of such series of Debt Securities.

RANKING



     Unless otherwise specified in a Prospectus Supplement for a particular series of Debt Securities, all series of Debt Securities will be senior indebtedness of the Company and will be direct, unsecured obligations of the Company, ranking equally and ratably with other unsecured and unsubordinated debt of the Company. The Guarantees will be senior obligations of the Guarantors and will be direct, unsecured obligations of the Guarantors, ranking equally and ratably with other unsecured and unsubordinated obligations of the Guarantors.


GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.


     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ('participants') or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.



     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.


     Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name'. Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof. Any Debt Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Security.


COVENANTS


     The Indenture as supplemented for a particular series of Debt Securities will contain certain covenants (the 'Covenants') for the benefit of the holders of such series of Debt Securities, which will be applicable (unless waived or amended) so long as any of the Debt Securities of such series are outstanding, unless stated otherwise in the Prospectus Supplement. The specific terms of the Covenants, and summaries thereof, will be set forth in the Prospectus Supplement relating to such series of Debt Securities.





EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES


     As to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of principal of or any premium on the Debt Securities of such series at maturity; (c) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (d) default for 90 days after notice to the Company (or the Guarantors, if applicable) by the Trustee or by holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series in the

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


performance of any covenant pertaining to the Debt Securities of such series; and (e) certain events of bankruptcy, insolvency and reorganization of the Company or any Material U.S. Subsidiary thereof. (Section 5.01) Additional Events of Default with respect to a particular Series of Debt Securities will be specified in the Prospectus Supplement related thereto.


     Unless otherwise specified in the Prospectus Supplement, a default under other indebtedness of the Company will not be a default under the Indenture and a default under one series of Debt Securities will not necessarily be a default under another series.


     The Indenture provides that (i) if an Event of Default described in clause
(a), (b), (c) or (d) above (if the Event of Default under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal amount (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (d) or (e) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal amount (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately. (Section 5.02)



     Under the Indenture the Trustee must give to the holders of any series of Debt Securities notice of all uncured and unwaived defaults known to it with respect to such series within 90 days after such a default occurs; provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities of such series, or default in the payment of any sinking or purchase fund installment or analogous obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. The term 'default' for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 6.02)



     No holder of any Debt Securities of any series may institute any action under the Indenture unless (a) such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to such series, (b) the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity against the costs and liabilities to be incurred in compliance with such request, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in principal amount of Debt Securities of such series. (Section 5.07)



     The holders of a majority in principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Debt Securities. (Section 5.12) The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 6.01) The Indenture further provides that the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.01)



     The Company and each Guarantor must furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company or the Guarantors, as applicable, to the effect that a review of the activities of the Company or the Guarantors, as applicable,

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


during such year and of its performance under the Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company or the Guarantors, as applicable, have complied with all conditions and covenants of the Indenture or, if there has been a default, specifying such default. (Section 10.04)

     In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series except, among other things, a default not theretofore cured in payment of the principal of, any premium on, or any interest on, any of the Debt Securities of such series. (Section 5.13)



     If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the Trustee as provided in the Indenture. (Section 1.04)


     If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the amount of the principal thereof that would be due and payable at the date of the taking of such action upon a declaration of acceleration of maturity thereof. (Section 1.04)


MODIFICATION OF THE INDENTURE


     The Company and the Trustee may, without the consent of the holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes: (i) to evidence the succession of another Person to the Company, the Guarantors, and the assumption by such successor of the Company's or the Guarantors' obligations under the Indenture and the Debt Securities of any series or the Guarantees relating thereto; (ii) to add to the covenants of the Company or the Guarantors, or surrender any rights of the Company or the Guarantors, for the benefit of the holders of Debt Securities of any or all series; (iii) to cure any ambiguity, or correct any inconsistency in the Indenture; (iv) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture; (v) to establish the form or terms of any series of Debt Securities; and (vi) to provide any additional Events of Default. (Section 9.01)



     The Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series to be affected voting as a single class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Debt Securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected Debt Securities, among other things, (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), or affect adversely the terms of any conversion provisions or (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain Sections of the Indenture, including the provisions summarized in this paragraph,

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



except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby, or (iv) impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on, or with respect to, the Debt Securities of any series on or after the Stated Maturity of such Debt Securities (or in the case of redemption, on or after the redemption date). (Section 9.02)



DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES


     The Indenture will provide that the Company and, if applicable, each Guarantor that guaranteed Debt Securities, will be deemed to have paid and will be discharged from any and all obligations in respect of a particular series of Debt Securities and the related Guarantees on the 123rd day after the deposit referred to below, and the provisions of the Indenture with respect to such series will no longer be in effect with respect to the Debt Securities of such series and the Guarantees (except for, among other matters, certain obligations to register the transfer or exchange of the Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company or the Guarantors have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this 'Defeasance' provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (D) if at such time the Debt Securities are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Debt Securities will not be delisted as a result of such deposit, defeasance and discharge, and (E) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that all conditions precedent referred to above relating to defeasance have been complied with.



     The Indenture will further provide that the provisions of certain covenants of, and Events of Default under, the Indenture will no longer be in effect with respect to a particular series of Debt Securities upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with the their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing provisions, the conditions set forth in the foregoing clause (C) need not be satisfied with respect to any series so long as, at the time the Company or Guarantors make the deposit described in the foregoing sentence, (i) no Default or Event of Default referred to in clauses (a), (b) or (e) above under ' -- Events of Default; Waiver and Notice Thereof; Debt Securities in Foreign Currencies' has occurred and is continuing with respect to such series on the date of such deposit and after giving effect thereto and (ii) either (x) a notice of redemption has been mailed providing for redemption of all the Debt Securities of such series not later than 60 days after such mailing and the notice provisions under the Indenture with respect to such redemption shall have been complied with or (y) the Stated Maturity of the Debt Securities of such series will occur within 60 days. If the conditions in the preceding sentence are satisfied, the Company or Guarantors, as the case may be, shall be deemed to have exercised their covenant defeasance option with respect to such series.


     In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Debt Securities of a particular series as described in the immediately preceding paragraph and the Debt Securities of such series are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments and if the Debt Securities are guaranteed, the Guarantors' Guarantees with respect to such payments will remain in effect.



GOVERNING LAW


     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles, and the articles of amendment relating to each series of the Preferred Stock (the 'Articles of Amendment') which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.


     The Company's Articles authorize the Board to issue 10 million shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereon. Because the Board has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock, which would adversely affect the rights of holders of Common Stock. No shares of Preferred Stock are currently outstanding, and no shares are reserved for issuance.



     Preferred Stock of a particular series shall have the dividend, liquidation, redemption, conversion and voting rights set forth in the Prospectus Supplement relating to such series. Reference is made to the Prospectus Supplement relating to a particular series of Preferred Stock for specific terms, including: (i) the designation and the number of shares constituting such series and the stated value thereof if different from the par value; (ii) whether such series of Preferred Stock will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; (iii) the dividends, if any, payable on such series, whether any such dividends will be cumulative and if so from what dates, the conditions and dates upon which such dividends are payable, and any preference that such dividends shall bear; (iv) whether such series shall be subject to redemption; (v) the amount or amounts payable upon the shares of such series, and the rights of the holders of such series, in the event of voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company; (vi) whether such series shall be subject to the operation of a retirement or sinking fund; (vii) any terms for the conversion into or exchange for shares of stock of any other class, or any other series of Preferred Stock, or any other securities (whether or not issued by the Company) or other property; (viii) the limitations and restrictions, if any, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of Common Stock, or shares of stock of any other class or any other series of Preferred Stock; (ix) the conditions or restrictions on the creation of indebtedness by the Company or upon the issuance of any additional stock; and (x) any other powers, preferences and other special rights, and any qualifications, limitations and restrictions thereof.


                          DESCRIPTION OF COMMON STOCK



     The following is a description of certain general terms and provisions of the Common Stock. The summary of terms of the Company's Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles. The Company's Articles authorize the Board to issue 30 million shares of Common Stock. As of June 30, 1998, there were outstanding 11,684,492 shares of Common Stock.


     Holders of shares of Common Stock have no preemptive or other rights to subscribe for additional shares of voting securities of the Company. Subject to the preferential rights, if any, of any outstanding Preferred Stock, upon the liquidation, dissolution or winding up of the affairs of the Company, the assets legally available for distribution to shareholders would be distributable among the holders of the shares of Common Stock at the time outstanding. The Common Stock will not be subject to redemption or call except as provided in the Indiana Control Share Act (as defined herein), which does not currently apply to the Company, and to the extent necessary to prevent the loss of any governmental license and to comply with any governmental regulations. Shares of Common
Stock issued pursuant to any offering made hereunder will be fully paid and nonassessable shares of capital stock of the Company. No holder of Common Stock will have any liability for further calls or assessments respecting such shares. Shareholders of the Company do not have cumulative voting rights.


     National City Bank, N.A. acts as transfer agent and registrar for the Common Stock.


DIVIDENDS

     Subject to the preferential rights of any Preferred Stock, holders of Common Stock are entitled to receive any dividends, including stock dividends, if any, in such amounts and at such rates as may be declared by the Board out of funds legally available therefor.

CONTROL


     Mr. Mikelsons currently owns approximately 72.6% of the Company's outstanding Common Stock, and possesses control of the Company. In the event that Mr. Mikelsons were to sell all or a substantial portion of the 2,000,000 shares of Common Stock (and any shares he may sell pursuant to an underwriters' over-allotment option) that may be sold by him hereunder, Mr. Mikelsons would still remain the Company's largest shareholder and would retain effective control of the Company. Accordingly, Mr. Mikelsons currently is able to, and if his ownership decreased to below 50% of the outstanding Common Stock upon such sales would continue to be able to, exert great influence on (i) the election of all the Company's directors, (ii) any amendment of the Articles or effectuation of a merger, sale of assets, or other major corporate transaction, (iii) any nonnegotiated takeover attempt, (iv) determining the amount and timing of dividends paid to himself and other holders of Common Stock and (v) the management and operations of the Company and the outcome of all matters submitted for a shareholder vote. In addition, there are various measures included in the Articles which may make nonnegotiated takeover attempts of the Company more difficult and expensive.

CERTAIN PROVISIONS OF INDIANA LAW

     The Company's By-laws provide that the Company is not subject to the Indiana Control Share Act. Such By-laws may be amended by the Board without a shareholder vote.

     Indiana Code 'SS' 23-1-43 (the 'Business Combination Act') prohibits a person who acquires beneficial ownership of 10% or more of certain corporations' shares (an 'Interested Shareholder'), or any affiliate or associate of an Interested Shareholder, from effecting a merger or other business combination with the corporation for a period of five years from the date on which the person became an Interested Shareholder, unless the transaction in which the person became an Interested Shareholder was approved in advance by the corporation's board of directors. Following the five-year period, a merger or other business combination may be effected with an Interested Shareholder only if (i) the business combination is approved by the corporation's shareholders, excluding the Interested Shareholder and any of its affiliates or associates, or
(ii) the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the Interested Shareholder in acquiring its interest in the corporation, with certain adjustments, and certain other requirements are met. The Business Combination Act broadly defines the term 'business combination' to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an Interested Shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation. The Business Combination Act does not apply to any business combination with Mr. Mikelsons, who acquired his Common Stock prior to January 7, 1986.

     Indiana Code 'SS' 23-1-42 (the 'Control Share Act'), which does not currently apply to the Company, provides that any person or group of persons that acquires the power to vote more than one-fifth of certain corporations' shares shall not have the right to vote such shares unless granted voting rights by the holders of a majority of the outstanding shares of the corporation and by the holders of a majority of the outstanding shares excluding 'interested shares.' Interested shares are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If the approval of voting power for the shares is obtained, additional shareholder approvals are required when a shareholder acquires the power to vote more than one-third and more than a majority of the voting power of the corporation's shares. In the absence of such approval, the additional shares acquired by the shareholder may not be voted.

     The Control Share Act also provides that if the shareholders grant voting rights to the shares after a shareholder has acquired more than a majority of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters' rights and to demand the value of the shares in cash from the corporation. If voting rights are not accorded to the shares, the corporation may have the right to redeem them. The provisions of the Control Share Act do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.

     The overall effect of the above provisions may be to render more difficult or to discourage a merger, a tender offer, a proxy contest, the assumption of control of the Company by a holder of a large block of the Company's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.

CERTAIN PROVISIONS OF THE RESTATED ARTICLES OF INCORPORATION AND BY-LAWS

CERTAIN ANTI-TAKEOVER PROVISIONS


     Insofar as Mr. Mikelsons who currently possesses control of the Company, and would continue to retain effective control over the Company in the event he sold all or a substantial portion of the 2,000,000 shares of Common Stock (and any shares he may sell pursuant to an underwriters' over-allotment option) that may be sold by him hereunder, the Company will not be under most circumstances vulnerable to a takeover without the approval of Mr. Mikelsons.



     Following the Effective Time, certain provisions of the Articles and By-laws of the Company will become effective that may discourage an unsolicited takeover of the Company that the Board determines would not be in the best interests of the Company and its shareholders. These provisions therefore, could potentially discourage certain attempts to acquire the Company or to remove incumbent management even if some or a majority of the Company's shareholders deemed such an attempt to be in their best interests.



     The Articles provide, among other things, that, following the Effective Time, the Board will be divided into three classes serving staggered three-year terms and that directors will only be removable from office for 'cause' (as such term is used in the Articles) and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock, voting together as a single class. The Articles further provide that following the Effective Time, in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving 'interested shareholders' (as such term is used in the Articles), such transactions must be approved by (i) 80% of the voting power of the then outstanding voting stock of the Company and (ii) a majority of the then outstanding voting stock of the Company held by 'disinterested stockholders' (as such term is used in the Articles), in each case voting together as a single class, unless, in the case of certain such transactions, the transaction is approved by the 'disinterested directors' (as such term is used in the Articles) or unless certain minimum price, form of consideration and procedural requirements are satisfied as provided by the Articles.



     Following the Effective Time, the Articles stipulate that the affirmative vote of (i) 80% of the combined voting power of the then outstanding shares of voting stock and (ii) a majority of the combined voting power of the then outstanding shares of voting stock held by the disinterested stockholders is required to amend certain provisions of the Articles, including the provisions referred to above relating to the classification of the Board, removal of directors and approval of certain mergers, business combinations and other similar transactions.


     The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to the Articles could enable a minority of the Company's shareholders to exercise veto powers over such transactions and amendments. So long as Mr. Mikelsons owns more than 20% of the combined power of the outstanding voting stock, he will be able to exercise such veto powers.


     Pursuant to the By-laws, following the Effective Time, and subject to the terms of any series of preferred stock or any other securities of the Company, openings on the Board due to vacancies or newly created directorships may, if the remaining directors fail to fill any such vacancy, be filled by the shareholders at the next annual or special meeting called for that purpose. The By-laws provide that a special meeting may only be called by the majority of the Board. Following the Effective Time, the By-laws also establish strict notice procedures, with regard to the nomination of candidates for election as directors (other than by or at the direction of the Board or a committee thereof), and with regard to other matters to be brought before an annual meeting of stockholders of the Company.


DIRECTORS' LIABILITY

     The Articles provide that, to the fullest extent permitted by the Indiana Business Corporation Law, a director of the Company is not liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform his or her duties in compliance with such law and such breach or failure to perform constitutes willful misconduct or recklessness. This provision is effective at all times, both before and after the commencement of the Effective Time (as defined in the Articles).

     Under the Indiana Business Corporation Law, directors are required to discharge their duties; (i) in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner the directors reasonably believe to be in the best interests of the corporation. However, the Indiana Business Corporation Law exonerates directors from liability for breach of these standards of conduct unless the breach constitutes willful misconduct or recklessness. This exoneration from liability may not affect the availability of equitable relief, including injunctions. Furthermore, the exoneration from liability under Indiana law does not affect the liability of directors for violations of the federal securities laws.

                              SELLING SHAREHOLDERS



     The following table sets forth, as of June 30, 1998, the number of outstanding shares of Common Stock of the Company owned by the Selling Shareholders. The table also sets forth the number of shares that may be offered by the Selling Shareholders (not including up to 585,000 shares that may be sold hereunder pursuant to an underwriters' over-allotment option), as well as the number of shares that would be beneficially owned by the Selling Shareholders after any sale of all such shares by the Selling Shareholders:



                                                           SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                  OWNED                                OWNED
                                                            PRIOR TO OFFERING      NUMBER OF     AFTER OFFERING(1)
                                                           --------------------     SHARES      --------------------
                NAME OF INDIVIDUAL/GROUP                    NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
--------------------------------------------------------   ---------    -------    ---------    ---------    -------
J. George Mikelsons.....................................   8,477,500      72.6     2,000,000    6,477,500      48.4
David L. Aschenbach(2)..................................      48,111        --(16)    14,000       34,111        --(16)
William D. Beal(3)......................................      15,667        --(16)    15,000          667        --(16)
R. Wesley Blair(4)......................................      41,808        --(16)    15,000       26,808        --(16)
Stanley J. Hula(5)......................................      33,604        --(16)     8,000       25,604        --(16)
Brian T. Hunt(6)........................................      34,768        --(16)    15,000       19,768        --(16)
Rick D. Larsen(7).......................................      36,138        --(16)    15,000       21,138        --(16)
Jacqueline G. LaVista(8)................................      31,977        --(16)    15,000       16,977        --(16)
Randy E. Marlar(9)......................................      55,436        --(16)    15,000       40,436        --(16)
Richard W. Meyer, Jr.(10)...............................      48,458        --(16)    15,000       33,458        --(16)
Robert M. Perry(11).....................................      17,106        --(16)    14,000        3,106        --(16)
Dalen D. Thomas(12).....................................     300,014       2.5        15,000      285,014       2.1
David M. Wing(13).......................................      31,893        --(16)    15,000       16,893        --(16)
Kenneth K. Wolff(14)....................................     136,620       1.2        14,000      122,620        --(16)
Ed S. Wright(15)........................................      38,402        --(16)    15,000       23,402        --(16)
Other officers(17)......................................          --(18)    --(18)   200,000           --(18)    --(18)


------------


 (1) Assumes a concurrent primary offering by the Company of 1,500,000 shares of Common Stock, without giving effect to any underwriters' over-allotment option.



 (2) Includes 43,267 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Aschenbach has been the Vice President -- Purchasing and Airport Services of the Company since prior to June 1995.



 (3) Includes 15,667 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Beal has been the Vice President -- Flight Operations of the Company since May 1997.



 (4) Includes 41,800 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Blair has been the Vice President -- Strategic Planning of the Company since August 1996.



 (5) Includes 30,500 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Hula has been the Vice President -- Planning of the Company since prior to June 1995.



 (6) Includes 34,417 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Hunt has been the Vice President and General Counsel of the Company since prior to June 1995.



 (7) Includes 33,667 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Larsen has been the Vice President -- Marketing of the Company since prior to June 1995.



 (8) Includes 29,167 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Ms. La Vista has been the Vice President -- Customer Service of the Company since prior to June 1995.



 (9) Includes 51,100 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Marlar has been the Vice President -- Maintenance & Engineering of the Company since prior to June 1995.



(10) Includes 47,100 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Meyer has been the Vice President -- Human Resources of the Company since prior to June 1995.



(11) Includes 17,000 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Perry has been the Vice President -- Sales of the Company since June 1996, and Director -- Sales of the Company since prior to June 1995.



(12) Includes 300,000 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Thomas has been the Senior Vice President -- Sales and Marketing of the Company since August 1996.


                                              (footnotes continued on next page)

(footnotes continued from previous page)


(13) Includes 29,167 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Wing has been the Vice President & Controller of the Company since prior to June 1995.



(14) Includes 120,000 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998, or which will become exercisable within 60 days of such date. Mr. Wolff has been the Executive Vice President and Chief Financial Officer of the Company since prior to June 1995.



(15) Includes 35,417 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Wright has been the Vice President -- Information Services of the Company since prior to June 1995.



(16) Represents less than 1% of the outstanding stock of the Company.



(17) Includes up to 200,000 shares of Common Stock that may be sold by other officers or by the officers already listed in this table, subject to an individual limit of 25,000 shares for each such officer. Such officers will be named in the Prospectus Supplement related to the sale of such shares of Common Stock.



(18) Presently not possible to estimate. Such percentages will be specified in the applicable Prospectus Supplement.

                       CERTAIN RELATED PARTY TRANSACTIONS

     Mr. Mikelsons is the sole owner of Betaco, Inc., a Delaware corporation ('Betaco'). Betaco currently owns two airplanes (a Cessna Citation II and a Lear
Jet) and three helicopters (a Bell 206B Jet Ranger III, an Aerospatiale 355F2 Twin Star and a Bell 206L-3 LongRanger). The two airplanes and the Twin Star and LongRanger helicopters, are leased to ATA. The Company believes that the current terms of the leases with Betaco for this equipment are no less favorable to the Company than those that could be obtained from third parties.

     The lease for the Cessna Citation currently requires a monthly payment of $37,500. The lease for the Lear Jet requires a monthly payment of $42,000. The lease for the JetRanger III currently requires a monthly payment of $7,000. The lease for the Aerospatiale 355F2 Twin Star requires a monthly lease payment of $12,000 and the lease for the LongRanger requires a monthly payment of $11,200.

     William P. Rogers, Jr., Chairman of the Audit Committee, is a partner in the law firm of Cravath, Swaine & Moore, which provides legal services to the Company. Robert A. Abel, Chairman of the Compensation Committee, is a partner in the accounting firm of Blue & Co., LLC, which provides tax and accounting services to the Company.

     Pursuant to Dalen D. Thomas' employment arrangement with the Company, the Company loaned Mr. Thomas $100,000 on May 7, 1997. Mr. Thomas delivered a Promissory Note to the Company, the terms of which include a maturity date of May 1, 1999, an interest rate of 8.75% per annum, and quarterly interest payments.

     Pursuant to a registration rights agreement between Mr. Mikelsons and the Company (the 'Registration Agreement'), Mr. Mikelsons and certain transferees (the 'Sellers') have the right to require that the Company register under the Securities Act or qualify for sale (in either case, a 'demand registration') any securities of the Company that they own, including shares of Common Stock, and the Company is required to use reasonable efforts to cause such registration to occur, subject to certain limitations and conditions, including that the Company shall not be obligated to register or qualify such securities more than twice in any 18 month period and then only if the request is to register at least 5% of the total number of shares of Common Stock at the time issued and outstanding, or in the case of a request to register debt securities, the principal amount of such specified debt is at least $1,000,000. In addition, if the Company proposes to register shares of Common Stock under the Securities Act, the Sellers have the right to request the inclusion of their securities in such registration statement, subject to certain limitations and conditions, among them the right of the underwriters of such registered offering to exclude or limit the number of their shares included in such offering. The Company will bear the entire cost of the first three demand registrations and the Company and the Sellers will each bear one-half of the costs of any subsequent demand registrations. These costs include (legal fees and expenses of counsel for the Company) and certain of the costs for the other Sellers. The Sellers will pay any underwriting discounts and commissions associated with the sale of their securities and the fees and expenses of their counsel.

     The Company has agreed that in the event of any registration of shares of securities pursuant to the Registration Agreement, it will indemnify the Sellers and certain other related persons, against certain liabilities incurred in connection with such registration, including liabilities under the Securities Act. The Sellers will provide a similar indemnity for liabilities incurred as a result of information jointly identified in writing by the Company and the Sellers as concerning the Sellers and their security holdings in the Company and as identified for use in such registration statement by the Sellers.

     Subject to certain limitations and conditions, the registration rights held by Mr. Mikelsons may be transferred with his securities. The Registration Agreement also contains various covenants imposing certain obligations upon the Company when performing pursuant to such agreement including, among other things, furnishing copies of any prospectus to Mr. Mikelsons, qualifying such securities, entering into an underwriting agreement, listing the securities as requested and taking such other necessary actions.

                              PLAN OF DISTRIBUTION



     The Company may sell the Offered Securities offered hereby (i) through underwriters or dealers, (ii) through agents, (iii) directly to purchasers, or
(iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Offered Securities may be listed.



     If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Offered Securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.



     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.



     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.



     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.



     Each series of Offered Securities other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.


                                 LEGAL MATTERS


     The validity of the Common Stock and Preferred Stock will be passed on for the Company by Brian T. Hunt, General Counsel of the Company. The validity of the Debt Securities and the Guarantees, if any, will be passed on for the Company by Cravath, Swaine & Moore, relying as to matters of Indiana law on Mr. Hunt. Certain legal matters will be passed on for any underwriters, dealers and agents named in a Prospectus Supplement by Cleary, Gottlieb, Steen & Hamilton, relying as to matters of Indiana law on Mr. Hunt. The Company is also being advised on regulatory and aviation matters by Squire, Sanders & Dempsey L.L.P., Washington, D.C. William P. Rogers, Jr., a partner at Cravath, Swaine & Moore, is a director of the Company, and beneficially owns 8,000 shares of Common Stock of the Company and options to purchase 4,000 shares of such Common Stock. Mr. Hunt beneficially owns 351 shares of Common Stock of the Company and options to purchase 34,417 shares of such Common Stock.


                                    EXPERTS


     The consolidated financial statements of the Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in the Company's annual report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement, other than underwriting discounts and commissions:


SEC registration fee..............................................................  $  59,001
NASD filing fee...................................................................     20,500
Nasdaq additional listing fee.....................................................     17,500
Counsel fees and expenses.........................................................    375,000
Accounting fees and expenses......................................................    300,000
Printing expenses.................................................................    300,000
Transfer agent and registrar fees.................................................      3,500
Miscellaneous.....................................................................    171,172
                                                                                     --------
     Total........................................................................  $1,246,673
                                                                                     --------
                                                                                     --------


     All of the above expenses will be paid by the registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Information relating to indemnification of directors and officers is incorporated by reference herein from Item 14 of the Company's Registration Statement on Form S-1 (No. 33-59630).

ITEM 16. EXHIBITS.

EXHIBIT
 NUMBER                                                   DESCRIPTION
--------  -----------------------------------------------------------------------------------------------------------
  **1.1    -- Form of Underwriting Agreement for Common Stock, dated   , 1998, between the Company, the Selling
              Shareholders named therein, Morgan Stanley & Co. Incorporated and Smith Barney Inc.
 'D'3.1    -- Form of Articles of Amendment for Preferred Stock.
   *4.1    -- Form of Common Stock Certificate.
 'D'4.2    -- Form of Preferred Stock Certificate.
 'D'4.3    -- Form of Debt Security.
    4.4    -- Form of Indenture, dated        , 1998, between the Company, the Guarantors and        as Trustee.
    5.1    -- Opinion of Brian T. Hunt, General Counsel of the Company.
    5.2    -- Opinion of Cravath, Swaine & Moore.
   12.1    -- Computation of Ratio of Earnings to Fixed Charges.
   23.1    -- Consent of Ernst & Young LLP.
   23.2    -- Consent of Brian T. Hunt, General Counsel of the Company (included in Exhibit 5.1).
   23.3    -- Consent of Cravath, Swaine & Moore (included in Exhibit 5.2).
 **24.1    -- Powers of Attorney (contained on signature page).
'D'25.1    -- Statement on Form T-1 of the eligibility of the Trustee under the Indenture.


------------

 * Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 33-59630), and incorporated by reference herein.


** Previously filed as a part of this Registration Statement.



 'D' To be filed either by amendment or as an exhibit to an Exchange Act Report and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.


     (a) The undersigned Registrants hereby undertake:



          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement



             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and



             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;



provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this Registration Statement;



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and



     (b) The undersigned registrants hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



     (d) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibitily of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ('Act') in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this 25th day of August, 1998.


                                       AMTRAN, INC.


                                       By          /s/ KENNETH K. WOLFF


                                           .....................................
                                          NAME: KENNETH K. WOLFF
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURES                                     TITLES                             DATES
------------------------------------------  --------------------------------------------   -------------------
                    *                       Chairman of the Board of Directors               August 25, 1998
 .........................................
          (J. GEORGE MIKELSONS)

                    *                       President and Chief Executive Officer and        August 25, 1998
 .........................................    Director (Principal Executive Officer)
             (JOHN P. TAGUE)

                    *                       Executive Vice President and Chief Operating     August 25, 1998
 .........................................    Officer and Director
           (JAMES W. HLAVACEK)

           /s/ KENNETH K. WOLFF             Executive Vice President and Chief Financial     August 25, 1998
 .........................................    Officer and Director (Principal Financial
            (KENNETH K. WOLFF)                and Accounting Officer)

                    *                       Senior Vice President, Sales, Marketing and      August 25, 1998
 .........................................    Strategic Planning and Director
            (DALEN D. THOMAS)

                    *                       Director                                         August 25, 1998
 .........................................
             (ROBERT A. ABEL)

                    *                       Director                                         August 25, 1998
 .........................................
         (WILLIAM P. ROGERS, JR.)

                    *                       Director                                         August 25, 1998
 .........................................
          (ANDREJS P. STIPNIEKS)

*By       /s/ KENNETH K. WOLFF                                                               August 25, 1998
   .......................................
             KENNETH K. WOLFF
           AS ATTORNEY-IN-FACT

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this 25th day of August, 1998.



                                       AMERICAN TRANS AIR, INC.



                                       By          /s/ KENNETH K. WOLFF


                                           .....................................
                                          NAME: KENNETH K. WOLFF
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER



                                       AMBASSADAIR TRAVEL CLUB, INC.



                                       By          /s/ KENNETH K. WOLFF


                                           .....................................
                                          NAME: KENNETH K. WOLFF
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER



                                       ATA VACATIONS, INC.



                                       By          /s/ KENNETH K. WOLFF


                                           .....................................
                                          NAME: KENNETH K. WOLFF
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER



                                       AMBER TRAVEL, INC.



                                       By          /s/ KENNETH K. WOLFF


                                           .....................................
                                          NAME: KENNETH K. WOLFF
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER



                                       AMERICAN TRANS AIR TRAINING CORPORATION



                                       By          /s/ KENNETH K. WOLFF


                                           .....................................
                                          NAME: KENNETH K. WOLFF
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER



                                       AMERICAN TRANS AIR EXECUJET, INC.



                                       By          /s/ KENNETH K. WOLFF


                                           .....................................
                                          NAME: KENNETH K. WOLFF
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER



                                       AMBER AIR FREIGHT CORPORATION



                                       By          /s/ KENNETH K. WOLFF


                                           .....................................
                                          NAME: KENNETH K. WOLFF
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                               DESCRIPTION                                               PAGE
-------  ---------------------------------------------------------------------------------------------------   ----
  **1.1  -- Form of Underwriting Agreement for Common Stock, dated       , 1998, between the Company, the
            Selling Shareholders named therein, Morgan Stanley & Co. Incorporated and Smith Barney Inc.
 'D'3.1  -- Form of Articles of Amendment for Preferred Stock.
   *4.1  -- Form of Common Stock Certificate.
 'D'4.2  -- Form of Preferred Stock Certificate.
 'D'4.3  -- Form of Debt Security.
    4.4  -- Form of Indenture, dated             , 1998, between the Company, the Guarantors and
                             as Trustee.
    5.1  -- Opinion of Brian T. Hunt, General Counsel of the Company.
    5.2  -- Opinion of Cravath, Swaine & Moore.
   12.1  -- Computation of Ratio of Earnings to Fixed Charges.
   23.1  -- Consent of Ernst & Young LLP.
   23.2  -- Consent of Brian T. Hunt, General Counsel of the Company (included in Exhibit 5.1).
   23.3  -- Consent of Cravath, Swaine & Moore (included in Exhibit 5.2).
 **24.1  -- Powers of Attorney (contained on signature page).
'D'25.1  -- Statement on Form T-1 of the eligibility of the Trustee under the Indenture.


------------

 * Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 33-59630), and incorporated by reference herein.


** Previously filed as a part of this Registration Statement.



 'D' To be filed either by amendment or as an exhibit to an Exchange Act Report and incorporated herein by reference.





                          STATEMENT OF DIFFERENCES
                          ------------------------

  The section symbol shall be expressed as............................... 'SS'
  The dagger symbol shall be expressed as................................ 'D'